Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Iterum Therapeutics plc:

We consent to the incorporation by reference in the registration statement (No. 333-225236 and 333-230496) on Forms S-8 and the registration statement (No. 333-232569) on Form S-3 of Iterum Therapeutics plc of our report dated March 12, 2020, with respect to the consolidated balance sheets of Iterum Therapeutics plc as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Iterum Therapeutics plc.

Our report dated March 12, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Also, our report on the consolidated financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of ASC Topic 842, Leases.

/s/ KPMG

Dublin, Ireland
March 12, 2020